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                                                                    Exhibit 3(a)

                       RESTATED ARTICLES OF INCORPORATION
                                       of
                                HUNT CORPORATION


         1st. The name of the corporation is Hunt Corporation.

         2nd. The location and post office address of its registered office in the Commonwealth of Pennsylvania is One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-7085.

         3rd. The corporation shall have unlimited power to engage in or to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Act of May 5, 1933, P.L. 364, as amended.

         The corporation is organized under the Act of May 5, 1933, P.L. 364, as amended.

         4th. The term of which it is to exist is perpetual.

         5th. The aggregate number of shares which the corporation shall have authority to issue is: 41,000,000 shares, divided into 1,000,000 Preferred Shares of the par value of $.10 per share, and 40,000,000 Common Shares of the par value of $.10 per share.

         A description of the shares of each class and a statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights granted to or imposed upon the shares of each class, except such thereof as the Board of Directors is authorized to fix, as hereinafter provided, is as follows:

                              I. PREFERRED SHARES

         The Preferred Shares may be divided into and issued in series, each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the corporation shall have authority, by resolution, to divide any or all of the Preferred Shares into one or more series and, with respect to each series to establish and, prior to the issue thereof, to fix and determine a distinguishing designation therefor and to fix and determine:

         (a) the rate at which dividends on the shares shall be declared and paid or set aside for payment; whether dividends at the rate so determined shall be cumulative and if so from what date or dates and on what terms; and whether the shares shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so on what terms;

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         (b) whether or not the shares shall have voting rights, in addition to the voting rights provided by law, and if so, the terms and conditions thereof;

         (c) whether the shares shall have conversion privileges and, if so, the terms and conditions of such conversion, including provisions for any adjustment of the conversion rate;

         (d) whether or not the shares shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (e) whether any shares shall be redeemed through sinking fund payments, and, if so, on what terms;

         (f) the rights of the shares of each series in the event of voluntary or involuntary liquidation, dissolution, winding up or distribution of the assets of the corporation; and

         (g) any other relative rights, preferences and limitations of each series.


                                II. COMMON SHARES

         Except as expressly provided by law or by resolution of the Board of Directors pursuant to the authority granted under Article 5 I hereof, all voting rights shall be vested in the holders of the Common Shares.

         6th. The number of directors which shall constitute the whole board of directors of the corporation shall be the number from time to time fixed by the by-laws of the corporation, and such number of directors so fixed in such by-laws may be changed only upon the affirmative vote of (i) the holders of at least 70% of all the securities of the corporation then entitled to vote on such change, or (ii) two-thirds of the directors in office at the time of the vote.

         At the time of the corporation's annual meeting of stockholders in 1982, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall consist of, as nearly as possible, equal numbers of directors. The term of office of the initial Class I directors shall expire at the regular annual meeting of stockholders in 1983; the term of office of the initial Class II directors shall expire at the regular annual meeting of stockholders in 1984, and the term of office of the initial Class III directors shall expire at the regular annual meeting of stockholders in 1985, or in each case when their respective successors are thereafter elected and qualified. At each annual election held after 1982, the directors chosen to succeed those whose terms are expiring shall be identified as being of the same class of directors as those whom they succeed and shall be elected for a term expiring at the third succeeding regular annual meeting of stockholders after their election or in each case when their respective successors are thereafter elected and qualified.

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         In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible. Subject to Sections 4.05(B) and 4.05(C) of the Pennsylvania Business Corporation Law, any director may be removed with or without cause only upon the affirmative vote of the holders of at least 70% of all of the securities of the corporation entitled to vote for the election of directors; provided that no director shall be removed unless the entire class of the Board of which the director is a member is removed in any case where the votes cast against the resolution for said director's removal represent a number of shares sufficient, if cumulatively voted at an annual election of directors, to elect one or more directors to the class of [which] the director is a member.

         Should a vacancy occur or be created, whether arising through death, resignation or removal (otherwise than by vote of the voting stockholders of the corporation, as provided above) of a director or through an increase in the number of directors of any class (effected otherwise than by vote of the voting stockholders of the corporation, as provided above), such vacancy shall be filled by a majority vote of the remaining directors of the class in which such vacancy occurs or by the sole remaining director of that class if only one such director remains or by a majority vote of the remaining directors of the other two classes if there be no remaining member of the class in which the vacancy occurs. In all other cases any such vacancy shall be filled by vote of the voting stockholders of the corporation. A director so elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he was elected.

         7th. (A) The affirmative vote of the holders of at least 70% of all of the securities of the corporation entitled to vote shall, except as provided in paragraph (B) of this Article 7th, be required in order for any of the following actions or transactions to be effected by the corporation, or approved by the corporation as stockholder of any subsidiary of the corporation:

                  (i) any merger or consolidation of the corporation or any of its subsidiaries with or into a Related Person (as hereinafter defined) or any affiliate, subsidiary or associate (as each of said terms is defined in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of a Related Person, or

                  (ii) any sale, lease, exchange or other disposition of all or any substantial part of the assets of the corporation or any of its subsidiaries to or with a Related Person or any affiliate, subsidiary or associate of a Related Person, or

                  (iii) any issuance or delivery by the corporation of any voting securities (or any securities or other instruments convertible into voting securities) of the corporation or any of its subsidiaries (other than


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securities issued or delivered by the corporation pursuant to (a) any present or future stock option plan or other stock plan created for the benefit of the officers and employees of the corporation or any of its subsidiaries or (b) any underwritten public offering) to a Related Person or any affiliate, subsidiary or associate of a Related Person in exchange for cash, other assets or securities, or any combination thereof, or

                  (iv) any dissolution of the corporation.

         (B) The vote of the securityholders specified in paragraph (A) of this
Article 7th shall not apply to any action or transaction specified in such paragraph if:

(i) such action or transaction is approved in advance by a majority of the "Continuing Directors" (said term to mean and include all directors of the corporation then in office who were duly elected prior to the time the person, corporation or entity involved in such action or transaction (either directly or with or through any affiliates, subsidiaries or associates) became a Related Person, and all directors of the corporation elected as such at the annual meeting of securityholders at which this Article 7th was adopted) or (ii) such action or transaction involves solely the corporation and one or more subsidiaries of the corporation, or involves solely two or more subsidiaries of the corporation (provided that none of the stock of any such subsidiary involved is directly or indirectly beneficially owned by a Related Person (other than such ownership arising solely because of ownership interests in the corporation)), and, in the case of a merger, the corporation is the surviving corporation or a subsidiary of the corporation is the surviving corporation and following such merger the certificate or articles of incorporation of such subsidiary contain provisions substantially the same as those in Articles 6th, 7th and 8th of these Articles of Incorporation.

         (C) In determining whether or not to approve or recommend the approval of any transaction of the type enumerated in items (i), (ii) or (iii) of paragraph (B) above, whether or not involving (directly or indirectly) a Related Person, or any other transaction having a similar major effect upon the properties, operations or control of the Company, the Board of Directors or the Continuing Directors, as the case may be, shall be entitled to consider, as separate and independent factors, with such relative weights as they may assign, the following:

                  (i) the character, integrity, business philosophy and financial status of the other party or parties to the transaction;

                  (ii) the consideration to be received by the corporation or its securityholders in connection with such transaction, as compared to


                  (a) the current market price or value of the corporation's properties or securities;

                  (b) the value of the corporation, its properties or securities in a freely negotiated transaction;


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                  (c) the estimated future value of the corporation, its
             properties or securities;

                  (d) such other measures of the value of the corporation, its properties or securities as the directors may deem appropriate;

                  (iii) the projected social, legal and economic effects of the proposed action or transaction upon employees, suppliers and customers of the corporation and the communities where the corporation does business;

                  (iv) the general desirability of the corporation's continuing as an independent entity; and

                  (v) such other factors as they may deem relevant.

         (D) The term "Related Person" as used herein shall mean and include any individual, corporation, partnership or other person or entity which, together with its affiliates and associates and any other person or entity with which it or its affiliates or associates has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of voting securities of the corporation, directly or indirectly beneficially owns 5% or more in the aggregate of the outstanding voting securities of the corporation. A majority of the Continuing Directors then in office shall have the power and the duty to determine for purposes of this
Article 7th, on the basis of information then known to them, who shall constitute a Related Person and its affiliates, subsidiaries and associates. Any such determination by the Continuing Directors shall be conclusive and binding for all purposes.

         8th The provisions set forth in this Article 8th and in Articles 6th and 7th herein may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of at least 70% of all of the securities of the corporation entitled to vote thereon.


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